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                                                        EXHIBIT 99.1 TO FORM 8-K


   GRAY
   Communications Systems, Inc.


NEWS RELEASE                                                   DECEMBER 21, 2001


                        GRAY COMMUNICATIONS SYSTEMS, INC.
                                COMPLETES SALE OF
             $180 MILLION 10 YEAR 9 1/4 % SENIOR SUBORDINATED NOTES

         Gray Communications Systems, Inc. (NYSE Ticker Symbols: GCS and GCS.B) announced today that it completed its sale of $180 million aggregate principal amount of Senior Subordinated Notes due 2011(the "New Notes"). The coupon on the New Notes was 9 1/4 % and was priced at a discount to yield 9.375%.

         Gray also announced that it has instructed the Trustee on its existing 10 5/8% Senior Subordinated Notes due 2006 (the "Old Notes") to cause the redemption of, in full, the $155.2 million aggregate principal amount of the Old Notes outstanding, plus the associated premium costs and accrued interest thereon, on January 22, 2002. The redemption of the Old Notes, associated premium costs and payment of accrued interest will be funded primarily from the net proceeds of the New Notes.

         The New Notes offered by Gray have not been registered under the Securities Act of 1933, as amended, or any state securities or blue-sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the New Notes.

         Gray Communications Systems, Inc. is a communications company headquartered in Atlanta, Georgia, and operates ten CBS-affiliated television stations, three NBC-affiliated television stations, four daily newspapers, a wireless messaging and paging business and a satellite uplink and production business. The Company's current operations are concentrated in the South, Southwest and Midwest U. S.


FOR INFORMATION CONTACT:
BOB PRATHER                                              JIM RYAN
EXECUTIVE VICE PRESIDENT-ACQUISITIONS                    CHIEF FINANCIAL OFFICER
(404) 266-8333                                           (404) 504-9828

                     4370 Peachtree Road * Atlanta, GA 30319
                       (404) 504-9828 * Fax (404) 261-9607